Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of our auditor’s report dated March 28, 2025, with respect to the consolidated financial statements of Bunker Hill Mining Corp. and its subsidiaries as at December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Form S-1.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Mississauga, Canada

October 21, 2025